Exhibit 14.1

MEDGENICS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics is established pursuant to the U.S. Sarbanes Oxley Act of 2002 and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) thereunder, as well as the NYSE Amex Company Code.  This Code of Business Conduct and Ethics is applicable to all directors, officers and employees of Medgenics, Inc. (“Medgenics”) and its wholly-owned subsidiary, Medgenics Medical Israel Ltd. (the “Subsidiary”, together with any other subsidiaries as may exist from time to time and together with Medgenics, the “Company”).

Maintaining the highest standard of ethics in the conduct of the Company’s business is the Company’s policy and has always been an integral part of the Company’s culture.  The Company’s reputation for ethical business practices is one of the Company’s most valued assets.

1.  Complying With Law

All employees, officers and directors of the Company must respect and comply with all applicable laws, rules and regulations of the U.S. and other countries and jurisdictions, in which the Company conducts its business or within which it is from time to time regulated or in which its shares are traded in any way.

Such legal compliance includes, without limitation, compliance with laws related to intellectual property rights, bribery and/or corruption, money laundering, data protection, financial reporting, antitrust, privacy, sexual harassment and nondiscrimination.  This also includes compliance with all “insider trading” prohibitions applicable to the Company and its employees, officers and directors (including, without limitation, the Company’s Model Code of Practice Relating to Security Dealings by Company Directors and Certain Employees, a copy of which appears as Exhibit A to this document (the “Share Dealing Code”) and the Company’s Insider Trading Policy, a copy of which appears as Exhibit B hereto (the “Insider Trading Policy”)), as well as compliance with the Company’s Anti-Corruption and Bribery Policy, a copy of which appears as Exhibit C hereto.  Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company or developments in its business are not permitted to buy, sell or otherwise deal in the Company’s securities, whether or not they are using or relying upon that information.  This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to deal or refrain from dealing in the Company’s securities.  For the purposes of this Code of Business Conduct and Ethics, the term “deal” shall be construed in accordance with the definition of “dealing” contained in the Share Dealing Code.

This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors.  Company employees, officers and directors are encouraged to consult with the Company’s Chairman of the Board or the Company’s outside legal counsel if they have questions regarding any compliance issues, including any insider trading prohibitions.

2.  Conflicts Of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests.  A “conflict of interest” exists whenever an individual’s private interests directly or indirectly interfere or conflict in any way (or could appear to interfere or conflict) with the interests of the Company.  A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.  Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest.  U.S. Federal law prohibits loans by the Company to directors and executive officers.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or empowered committees of the Board.  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management.  Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Company’s Chairman of the Board or the Company’s outside legal counsel or a supervisor, manager or other appropriate personnel or consult the procedures described in this Code of Business Conduct and Ethics.  Any director who becomes aware of a conflict or potential conflict should bring it to the attention of the Nominating and Corporate Governance Committee and the Company’s Chairman of the Board or the Company’s outside legal counsel or his or her designee.

3.  Corporate Opportunity

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company, directly or indirectly.

4.  Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Company’s Chairman of the Board or the Company’s outside legal counsel or required by laws, regulations or legal proceedings.  Whenever feasible, employees, officers and directors should consult the Company’s Chairman of the Board or the Company’s outside legal counsel if they believe they have a legal obligation to disclose confidential information.  Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed or is price sensitive.  The obligation to preserve confidential information continues even after employment with the Company ends.

2

5.  Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees.  None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6.  Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets (including, for the avoidance of doubt, the Company’s intellectual property) and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.

7.  Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company.  If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially).  Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company.

8.  Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation.  Employees, officers and directors who are concerned that violations of this Code of Business Conduct and Ethics or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should contact either their supervisor or superiors.  If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Chairman of the Board of the Company or the Audit Committee or Nominating and Corporate Governance Committee.  If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

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9.  No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct.

10.  Public Company Reporting

As a public company, it is of critical importance that the Company’s filings with the SEC and any other regulatory bodies be accurate and timely.  Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable.  The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

11.  Violations

Violations of this Code of Business Conduct and Ethics, including failures to report potential violations of others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

12.  Amendment, Modification and Waiver

This Code of Business Conduct and Ethics may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating and Corporate Governance Committee, subject to the disclosure requirements and other provisions of the Securities Exchange Act of 1934 and the rules promulgated thereunder and the applicable rules of the NYSE Amex.

13.   Inconsistencies Between the Share Dealing Code and the Insider Trading Policy

All employees, officers and directors must comply with both the Share Dealing Code and the Insider Trading Policy, copies of which are attached to this Code of Business Conduct and Ethics.  To the extent that the provisions are inconsistent with each other or there exists a conflict, it is necessary to take such action, or refrain from taking such action, so as to remain in compliance with both policies.  For example, if the Share Dealing Code would permit a sale of Company securities, but the Insider Trading Policy would prohibit it, the person must refrain from making such sale, and vice versa.

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Exhibit A

_________________________________________________________________

MODEL CODE OF PRACTICE

RELATING TO

SECURITIES DEALINGS

BY COMPANY DIRECTORS AND CERTAIN EMPLOYEES

OF MEDGENICS, INC.

_________________________________________________________________

Exhibit A-1

Medgenics, Inc. (the “Company”) has adopted the following code for transactions in securities by directors, applicable employees and persons connected with them (the “Code”).  Directors, applicable employees and persons connected with them should consider carefully the application of the Code prior to any dealings in the securities in the Company.  Directors, applicable employees and persons connected with them should note however that:

(a)
Under the Criminal Justice Act 1993, it is a criminal offence for an individual who has information as an insider to deal on a regulated market, or through or as a professional intermediary, in securities whose price would be significantly affected if the inside information were made public.  It is also an offence to encourage insider dealing and to disclose inside information with a view to others profiting from it.

(b)
The Financial Services and Markets Act 2000 ("FSMA") introduced a civil offence regime relating to market abuse, which supplements the existing offences of insider dealing and market manipulation/misleading statements offences under the FSMA.  The offence, which also applies to securities traded on AIM, applies:-

(i)	where there is behaviour (including anything said, done or written, or not) including misuse of non public information, misleading the market or distorting the market; and

(ii)
which falls below the standard of behaviour that a regular user of the relevant market would reasonably expect of a person in the same position as whoever is committing the offence in relation to that market.

(c)
Encouraging someone else to engage in market abuse is also an offence.  The offence applies to any person (corporates as well as individuals), it can catch behaviour outside the UK, it is purely effect-based (no intention is required) and no transaction is required.

(d)
The Financial Services Authority ("FSA") has powers to impose an unlimited fine or make a public statement about market abuse and to apply for court orders to remedy instances of market abuse.  The FSA Code of Conduct sets out the FSA's opinion on behaviour it considers is/is not, market abuse and the facts it will take into account when determining the question.

(e)
You must take care before any form of dealing in the Company's securities and where appropriate, consult the Company's nominated adviser or solicitors.  For example, a dealing which may fall outside the Code might still constitute an offence under insider dealing or market abuse legislation.

(f)
This document addresses the share dealing restrictions set out in the AIM Rules for Companies alone.  Its purpose is to ensure that Directors, applicable employees and their families do not abuse, or place themselves under suspicion of abusing, price-sensitive information that they may have or be thought to have, especially in periods leading up to an announcement of results.

(g)
A Director is also under an obligation to notify the Company in writing of his or her interests (and of the interests of persons connected with him or her) from time to time in its securities (within the meaning of the AIM Rules for Companies). A Director must disclose to the Company all information known to him or her (or which he or she could with reasonable diligence ascertain) which it needs in order to comply with that obligation.  You must take care and where appropriate consult the Company's nominated adviser or solicitor.  For example, a dealing which may fall outside the Code might still need to be disclosed to the Company.

Exhibit A-2

(h)
The preceding introduction and the paragraph headings in this document, do not form part of the Code, are for guidance and ease of reference only and are not to be construed as affecting the substance or interpretation of the Code.

(i)	Compliance with the Code may not constitute a defence to any charge under applicable law.

If there is any doubt as to the application of the Code, the Company’s nominated adviser should be consulted by the Company at an early stage.

Definitions

1	In this Code the following definitions, in addition to those contained in the Rules, apply unless the context otherwise requires:

“AIM”	means the AIM Market operated by the Exchange;

“AIM Rules for Companies” or “Rules”	means the AIM Rules for Companies published by the Exchange (as amended from time to time);

“AIM Securities”	means securities of a class which have been admitted to AIM effected by a dealing notice under rule 6 of the AIM Rules for Companies;

"applicable employee"
means any employee of the Company or of a subsidiary undertaking or parent undertaking of the Company who, because of his office or employment in the Company or subsidiary undertaking or parent undertaking, is likely to be in possession of unpublished price-sensitive information in relation to the Company;

“close period”	means any of the periods when a director is prohibited from dealing as specified in paragraph 3 of this Code;

the “Company”	means Medgenics, Inc., a Delaware corporation;

“dealing”
means any change whatsoever to the holding of securities of the Company where the holder is a director, applicable employee or person connected with them and includes any acquisition or disposal of, or agreement to acquire or dispose of any securities of the Company and the grant, acceptance, acquisition, disposal, exercise or discharge of any option (whether for the call, or put, or both) or other right or obligation, present or future, conditional or unconditional, to acquire or dispose of securities, or any interest in securities, of the Company and "deal" shall be construed accordingly;

Exhibit A-3

“Exchange”	means London Stock Exchange Plc;

“Holdings”	means any legal or beneficial interest, direct or indirect;

“prohibited period”	means any period to which paragraph 6 of this Code applies;

“securities”
means any AIM Securities or any securities that are convertible into AIM Securities and, where relevant, securities which have been quoted in a member state or admitted to dealing on, or have their prices quoted on or under the rules of, any regulated market, or any unquoted securities that are convertible into such securities;

“unpublished price-sensitive	means information which:
information”	(i)	relates to particular securities or to a particular issuer or to particular issuers of securities and not to securities generally or issuers of securities generally (and, for these purposes, information shall be treated as relating to an issuer of securities which is a company not only where it is about the Company but also where it may affect the Company's business prospects);

	(ii)	is specific or precise;

	(iii)	has not been made public within the meaning of section 58 of the Criminal Justice Act 1993; and

	(iv)	if it were made public would be likely to have a significant effect on the price or value of any securities,

and, without prejudice to the generality of the above, it should be considered whether any unpublished information regarding transactions required to be notified to the Regulatory Information Service in accordance with the Rules and unpublished information of the kind referred to in the paragraphs of the Rules set out below is price-sensitive:

	11	General disclosure of price sensitive information

	12 to 16	Disclosure of corporate transactions

	17	Disclosure of miscellaneous information

“regulated market”
means any regulated market defined as such in the Insider Dealing (Securities and Regulated Markets) Order 1994, as amended or supplemented by any further order made under section 60(1) of the Criminal Justice Act 1993.

Exhibit A-4

Dealings by directors and applicable employees

Purpose of dealing

2
A director or applicable employee must not deal in any securities of the Company on considerations of a short term nature. A director must take reasonable steps to prevent any dealings by or on behalf of any person connected with him in any securities of the Company on considerations of a short term nature.

Dealing in close periods

3	A director or applicable employee or persons connected with them must not deal in any securities of the Company during a “close period”.

A close period is:

3.1	the period of two months immediately preceding the publication of the Company's annual results or, if shorter, the period from its financial year end up to and including the time of publication; and

3.1.1
if the Company reports on a half-yearly basis the period of two months immediately preceding the notification of its half-yearly report in accordance with Rule 18 of the Rules to the Regulatory Information Service or, if shorter, the period from the relevant financial period end up to and including the time of such notification; or

3.1.2
if the Company reports on a quarterly basis, the period of one month immediately preceding the notification of its quarterly results or, if shorter, the period from the relevant financial period end up to and including the time of the notification (save that for the final quarter paragraph 3.1 of this Code applies); or

3.2	any other period when the Company is in possession of unpublished price sensitive information; or

3.3	any time it has become reasonably probable that such information will be required by this Code and/or the Rules to be notified.

4
A director or applicable employee must not deal in any securities of the Company at any time when he is in possession of unpublished price-sensitive information in relation to those securities, or otherwise where clearance to deal is not given under paragraph 5 of this Code.

Clearance to deal

5
A director or applicable employee or persons connected with them must not deal in any securities of the Company without advising the chairman (or one or more other directors designated for this purpose) in advance and receiving clearance. In his own case, the chairman, or other designated director, must advise the board in advance at a board meeting, or advise another designated director, and receive clearance from the board or designated director, as appropriate.

Circumstances for refusal

6
A director or applicable employee or persons connected with them must not be given clearance (as required by paragraph 5 of this Code) to deal in any securities of the Company during a prohibited period.

Exhibit A-5

6.1	A "prohibited period" means:

6.1.1	any close period;

6.1.2
any period when there exists any matter which constitutes unpublished price sensitive information in relation to the Company's securities (whether or not the director has knowledge of such matter) and the proposed dealing would (if permitted) take place after the time when it has become reasonably probable that an announcement will be required in relation to that matter; or

6.1.3	any period when the person responsible for the clearance otherwise has reason to believe that the proposed dealing is in breach of this Code.

7
A written record must be maintained by the Company of the receipt of any advice received from a director or applicable employee pursuant to paragraph 5 of this Code and of any clearance given. Written confirmation from the Company that such advice and clearance (if any) have been recorded must be given to the director or applicable employee concerned.

Dealing in exceptional circumstances

8
Pursuant to Rule 21, the Exchange may give clearance to a director or applicable employee to sell (but not to purchase) securities when he would otherwise be prohibited from doing so in order to alleviate severe personal hardship.

Director acting as trustee

9
Where a director or applicable employee is a sole trustee (other than a bare trustee), the provisions of this Code will apply, as if he were dealing on his own account. Where a director or applicable employee is a co-trustee (other than a bare trustee), he must advise his co-trustees of the name of the company of which he is a director or applicable employee.   If the director or applicable employee is not a beneficiary, a dealing in his company's securities undertaken by that trust will not be regarded as a dealing by the director or applicable employee for the purposes of this Code, where the decision to deal is taken by the other trustees acting independently of the director or applicable employee or by investment managers on behalf of the trustees. The other trustees or the investment managers will be assumed to have acted independently of the director or applicable employee for this purpose where they:

9.1	have taken the decision to deal without consultation with, or other involvement of, the director or applicable employee concerned; or

9.2	if they have delegated the decision making to a committee of which the director or applicable employee is not a member.

Dealings by connected persons and investment managers

10
A director or applicable employee must (so far as is consistent with his duties of confidentiality to his company) seek to prohibit (by taking the steps set out in paragraph 11 of this Code) any dealing in securities of the Company during a close period or at a time when the director or applicable employee is in possession of unpublished price sensitive information in relation to those securities and would be prohibited from dealing under paragraph 6.1.2 of this Code:

Exhibit A-6

10.1	by or on behalf of any person connected with him; or

10.2
by an investment manager on his behalf or on behalf of any person connected with him where either he or any person connected with him has funds under management with that investment manager, whether or not discretionary (save as provided in paragraphs 9  and 17 of this Code).

11	For the purposes of paragraph 10 of this Code, a director or applicable employee must advise all such connected persons and investment managers:

11.1	of the name of the Company of which he is a director or applicable employee;

11.2	of the close periods during which they cannot deal in the Company's securities;

11.3
of any other periods when the director or applicable employee knows he is not himself free to deal in securities of the Company under the provisions of this Code unless his duty of confidentiality to the Company prohibits him from disclosing such periods; and

11.4	that they must advise him immediately after they have dealt in securities of the Company (save as provided in paragraphs 9 and 17 of this Code).

Special circumstances

Awards of securities and options

12
Subject to paragraph 13 below, the award of securities, the grant of options and the grant of rights (or other interests) to acquire securities in the Company to directors and/or applicable employees of the Company is permitted in a prohibited period if:

12.1	the award or grant is made under the terms of an employees' share scheme;

12.2	the terms of such employees' share scheme set out:

12.2.1	the timing of the award or grant and such terms have either:

12.2.1.1	previously been approved by shareholders or summarised or described in a document sent to shareholders, or

12.2.1.2	the timing of the award or grant is in accordance with the timing of previous awards or grants under the scheme; and

12.2.2	the amount or value of the award or grant or the basis on which the amount or value of the award or grant is calculated; and

12.3	the failure to make the award or grant would be likely to indicate that the Company is in a prohibited period.

In cases of doubt the Company’s nominated adviser should be consulted.

13	The following dealings are not covered by paragraph 12 and are consequently subject to the provisions of this Code, unless they fall within paragraph 20.8 below:

Exhibit A-7

13.1	a discretionary award or grant under an employees' share scheme, which would not otherwise have been made but for the event that led to the commencement of the prohibited period; and

13.2
an award or grant under an employees' share scheme which is made in a prohibited period during which the relevant scheme was introduced, or in the case of an existing scheme, the relevant scheme was amended.

Exercise of options

14
The chairman or other designated director may allow the exercise of an option or right under an employees' share scheme, or the conversion of a convertible security, where the final date for the exercise of such option or right, or conversion of such security, falls during any prohibited period and the director could not reasonably have been expected to exercise it at an earlier time when he was free to deal (see also paragraph 20.8).

15
Where an exercise or conversion is permitted pursuant to paragraph 14 or 20.8 of this Code, the chairman or other designated director may not, however, give clearance for the sale of securities acquired pursuant to such exercise or conversion.

Qualification shares

16
The chairman or other designated director may allow a director to acquire qualification shares without regard to the provisions of this Code where, under the Company's articles of association, the final date for acquiring such shares falls during a prohibited period and the director could not reasonably have been expected to acquire those shares at another time.

Saving schemes

17
A director or applicable employee may enter into a scheme in which only the securities of the Company are purchased pursuant to a regular standing order or direct debit or by regular deduction from the director or applicable employee’s salary, or where such securities are acquired by way of a standing election to re-invest dividends or other distributions received, or are acquired as part payment of a director or applicable employee’s remuneration without regard to the provisions of the Code, if the following provisions are complied with:

17.1
the director or applicable employee does not enter into the scheme during a prohibited period, unless the scheme involves the part payment of remuneration in the form of securities and is entered into upon the director's appointment to the board or the commencement of the applicable employee’s employment;

17.2
the director or applicable employee does not carry out the first purchase of securities of the Company under the scheme during a prohibited period, unless the director or applicable employee is irrevocably bound under the terms of the scheme to carry out the first purchase of securities at a fixed point in time which falls in a prohibited period;

17.3	the director or applicable employee does not cancel or vary the terms of his participation, or carry out sales of the securities of the Company within the scheme during a prohibited period; and

Exhibit A-8

17.4
before entering into the scheme or cancelling the scheme or varying the terms of his/her participation or carrying out sales of the securities of the Company within the scheme, the director or applicable employee obtains clearance under paragraph 5 of this Code.

18
The provisions of this Code do not apply to an investment by a director or applicable employee in a scheme or arrangement where the assets of the scheme or arrangement are invested at the discretion of a third party or to a dealing by the director or applicable employee in the units of an authorised unit trust or in shares in an open ended investment company. In the case of a scheme investing only in the securities of the Company the provisions of paragraph 17 of this Code apply.

Guidance on other dealings

19
For the avoidance of doubt, and subject to the specific exceptions set out in paragraph 20 below, the following constitute dealings for the purposes of this Code and are consequently subject to the provisions of this Code:

19.1	dealings between directors and/or applicable employees;

19.2	off-market dealings;

19.3	transfers for no consideration by a director or applicable employee other than transfers where the director or applicable employee retains a beneficial interest

19.4	entering into, or terminating, assigning or novating any stock lending agreement in respect of securities of the Company;

19.5	using as security, or otherwise granting a charge, lien or other encumbrance over, securities of the Company; and

19.6	any transaction, or the exercise of any power or discretion, effecting a change in the ownership of a beneficial interest in securities of the Company.

20	For the avoidance of doubt, and notwithstanding the definition of dealing contained in paragraph 1 of this Code, the following dealings are not subject to the provisions of this Code:

20.1	undertakings or elections to take up entitlements under a rights issue or other offer (including an offer of shares in lieu of a cash dividend);

20.2	the take up of entitlements under a rights issue or other offer (including an offer of shares in lieu of a cash dividend);

20.3	allowing entitlements to lapse under a rights issue or other offer (including an offer of shares in lieu of a cash dividend);

20.4	the sale of sufficient entitlements nil-paid to allow take up of the balance of the entitlements under a rights issue;

20.5	undertakings to accept, or the acceptance of, a takeover offer;

Exhibit A-9

20.6	transfers of shares arising out of the operation of an employees' share scheme into a saving scheme investing only in securities of the Company following:

20.6.1	exercise of an option under a savings related share option scheme; or

20.6.2	release of shares from a profit sharing scheme;

20.7
with the exception of a disposal of securities received by a director or applicable employee as a participant, dealings in connection with an Inland Revenue approved "Save-as-you-earn" share option scheme, or any other employees' share scheme under which participation is extended, on similar terms to those contained in an Inland Revenue approved "Save-as-you-earn" share option scheme, to all or most employees of the participating companies in that scheme;

20.8
with the exception of a disposal of securities received by a director or applicable employee as a participant, dealings in connection with an Inland Revenue approved profit share scheme, or any similar profit share scheme under which participation is extended, on similar terms to those contained in an Inland Revenue approved profit share scheme, to all or most employees of the participating companies in that scheme;

20.9	the cancellation or surrender of an option under an employees' share scheme;

20.10	transfers of securities by an independent trustee of an employees' share scheme to a beneficiary who is not a director or an applicable employee; and

20.11	bona fide gifts to a director or applicable employee by a third party.

Applicable employees

21	If not specifically included in a provision of this Code applicable employees must comply with the terms of this Code as though they were directors.

Exhibit A-10

EXHIBIT B

INSIDER TRADING POLICY

This Policy provides prohibitions and guidelines to directors, officers and employees of, and consultants to, Medgenics, Inc. and its subsidiaries (collectively, the “Company”) with respect to purchasing and selling Company securities or derivatives thereof.

Applicability of Policy

This Policy applies to all transactions in Company securities, including its common stock and any other securities that the Company may issue from time to time, as well as derivative securities relating to Company stock, whether issued by the Company (e.g., employee, director or consultant stock options, warrants or convertible preferred stock or debt) or issued by a third party (e.g., exchange-traded options). The Policy applies to all directors and officers of the Company, and any employees of, or consultants to, the Company who receive or have access to Material Nonpublic Information (as defined below) with respect to the Company. This Policy applies to their family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities are directed by the director, officer, employee or consultant or are subject to their influence or control, such as parents or children who consult with such person before they trade in Company securities (collectively referred to as “Family Members”).  This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the director, officer, employee or consultant or their Family Members.  This Policy also applies to any entities that the director, officer, employee or consultant influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).  All such persons who receive or have access to Material Nonpublic Information and their Family Members and Controlled Entities are referred to collectively in this Policy as “Insiders”). In addition, this Policy applies to any person, whether or not related to an Insider, who receives Material Nonpublic Information directly from an Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider under this Policy for so long as the information that he or she possesses has not been publicly disclosed by the Company and not been allowed to disseminate in the market. While directors and officers may be Insiders on a regular and somewhat continuous basis, any employee or consultant can be an Insider from time to time depending upon the type of information that the employee or consultant comes into contact with in the performance of his or her duties with the Company.

Exhibit B-1

General Statement of Policy

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that each Family Member and Controlled Entity also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the compliance officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.  There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Specific Prohibitions Applicable to All Insiders

I.	Purchasing or Selling on Material Nonpublic Information

Insiders shall not purchase, sell, offer to purchase or offer to sell any Company stock or other securities, including any derivative securities relating to Company stock, during any period that he or she possesses Material Nonpublic Information regarding the Company. The sole exception to this prohibition is if the purchase, sale, offer to purchase or offer to sell is made in accordance with a preexisting, written plan or arrangement complying with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and approved in advance by the Company. During the period that the Insider possesses Material Nonpublic Information and absent a preexisting written plan or arrangement pursuant to Rule 10b5-1, an Insider must forgo a proposed transaction in Company securities, even though he or she may have planned to make the purchase or sale before learning of the Material Nonpublic Information and even though failure to execute the purchase or sale may result in an economic loss to, or the nonrealization of anticipated profit by, the Insider. Bona fide gifts of securities are not transactions subject to this Policy.

II.	Tipping of Material Nonpublic Information

An Insider shall not disclose (“tip”) Material Nonpublic Information to any person (including a family or household member) who is not specifically authorized by the Company to have access to such information. If the Material Nonpublic Information is used by the person tipped by the Insider to purchase or sell Company securities, the Insider will be legally responsible for the consequences of the purchase or sale as if he or she was purchasing or selling for his or her own account. Likewise, an Insider shall not make any recommendation or express opinion about Company securities to any other person on the basis of Material Nonpublic Information regarding the Company, even if the Insider does not actually tip the Material Nonpublic Information to the other person.

Exhibit B-2

III.	Confidentiality of Material Nonpublic Information

All Material Nonpublic Information relating to the Company is the property of the Company and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Unless specifically authorized by the Company, no Insider may disclose Material Nonpublic Information publicly or otherwise.

IV.	Definition of Material Nonpublic Information.

It is not possible to define all categories of material information concerning the Company. However, information should be treated as “Material Nonpublic Information” if there is a reasonable likelihood that the information would be considered important to a reasonable investor in making an investment decision with respect to the purchase or sale of Company securities, and the information has not been previously disclosed by the Company to the general public. In all cases in which an Insider is not certain that information in his or her possession is Material Nonpublic Information, the Insider should exercise caution and treat the information as if it is Material Nonpublic Information.  Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•           Projections of future earnings or losses, or other earnings guidance;

•           Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•           A pending or proposed merger, acquisition or tender offer;

•           A pending or proposed acquisition or disposition of a significant asset;

•           A pending or proposed joint venture;

•           A Company restructuring;

•           Significant related party transactions;

•           A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•           Bank borrowings or other financing transactions out of the ordinary course;

•           The establishment of a repurchase program for Company securities;

•           Significant developments in the Company research and development or clinical trials;

Exhibit B-3

•           A change in management;

•           A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•           Development of a significant new product, process, or service;

•           Pending or threatened significant litigation, or the resolution of such litigation;

•           Impending bankruptcy or the existence of severe liquidity problems; or

•           The gain or loss of a significant customer, supplier, joint venturer or partner.

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

V.	Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in Company securities that may lead to inadvertent violations of the insider trading laws.  Accordingly, your trading in Company securities is subject to the following additional guidance.

Short Sales.  You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly-Traded Options.  You may not engage in transactions in publicly-traded options related to the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Exhibit B-4

Margin Accounts and Pledges.  Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan.  Because a margin or foreclosure sale may occur at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.  An exception to this prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.  If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Chairman of the Board of Directors, who may consult with securities counsel regarding your request, at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities.  Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities.

Guidelines for Purchasing or Selling Company Stock or Other Securities by Permanent Insiders

I.	Permanent Insiders

Because of their position with the Company, persons who are “Permanent Insiders” will be automatically deemed to possess Material Nonpublic Information regarding the Company from time to time throughout the year. During Blackout Periods (discussed below), Permanent Insiders are prohibited from purchasing or selling Company securities except as specifically permitted by this Policy. Permanent Insiders consist of the Company’s (a) directors, (b) executive officers and (c) those employees who will be deemed to have ongoing exposure to Material Nonpublic Information because of the nature of their jobs. Any person designated a Permanent Insider shall be subject to the restrictions of the applicable policies as long as he or she holds that position unless notified in writing that he or she is no longer a Permanent Insider.

II.	Pre-clearance Procedures

Permanent Insiders may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer or Chief Financial Officer (each, a “compliance officer”).  A request for pre-clearance should be submitted to the compliance officer at least two business days in advance of the proposed transaction.  The compliance officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.  The compliance officer himself or herself may not trade in Company securities unless the Chairman of the Board of Directors has approved the trade(s) in accordance with the procedures set forth in this Policy.

Exhibit B-5

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the compliance officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 under the Exchange Act. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

III.	Blackout Periods

Generally, a Permanent Insider who does not possess Material Nonpublic Information may purchase or sell Company securities at any time other than during a “Blackout Period.” Blackout Periods are those periods of time commencing when quarterly or annual financial results become known (or are deemed to be known) to Permanent Insiders until the time when such information has been disseminated to the public. The Company has established its Blackout Period as the time period commencing 7 calendar days before the end of each fiscal quarter until two full trading days following the date of the public disclosure of the Company’s financial results for the most recently completed fiscal quarter or financial year. During this period, except in compliance with this Policy, Permanent Insiders are prohibited from purchasing or selling Company securities and from exercising stock options.

IV.	Exceptions to Purchases and Sales During Blackout Periods

A Permanent Insider may purchase and sell Company securities during the Blackout Period if such purchases and sales are made in accordance with a pre-existing, written plan or arrangement that complies with Rule 10b5-1 of the Exchange Act and is approved in advance by the Company. Additionally, there may also be certain circumstances that arise from time to time in which a Permanent Insider, upon prior approval of the Company’s Chairman of the Board of Directors after consultation with the Company’s securities counsel, can purchase or sell during a Blackout Period without compliance with Rule 10b5-1. A Permanent Insider should only expect that approval to be forthcoming in rare circumstances where the Permanent Insider can definitively demonstrate that he or she does not possess, and has no ready access to, Material Nonpublic Information.

V.	Suspension of Purchases and Sales Outside of Blackout Periods

Even outside of a Blackout Period, a Permanent Insider may be prohibited from purchasing or selling Company securities due to the existence of Material Nonpublic Information concerning the Company that has not been disclosed in the earnings release. If the need arises to suspend purchases and sales of Company securities by Permanent Insiders outside of a Blackout Period, the Chief Executive Officer or the Chief Financial Officer will deliver prompt notification of such suspension to all Permanent Insiders. The delivery of the notice should be treated by all Permanent Insiders as Material Nonpublic Information and should not be disclosed to any other person.

Exhibit B-6

VI.	Responsibility of Reporting Purchases and Sales by Permanent Insiders

Permanent Insiders are responsible for assuring their own compliance with all reporting or restrictions with respect to purchases and sales and of other securities law requirements applicable to their purchases or sales of Company securities, including, without limitation, those set forth in Section 16 under the Exchange Act or Rule 144 under the Securities Act of 1933, as amended.

Possible Criminal and Civil Liability and/or Disciplinary Action for Misuse of Material Nonpublic Information

I.	Criminal and Civil Liability of Trading on Material Nonpublic Information

An Insider who engages in transactions in Company securities at a time when he or she has knowledge of Material Nonpublic Information regarding the Company can face a jail sentence of up to 20 years, criminal fines up to $5 million or twice the gain from the offense, and civil monetary penalties imposed by the SEC up to the greater of $1 million or three times the amount of profit gained or loss avoided. This is in addition to possible liability for disgorgement of profit gained or loss avoided from the transactions to the purchasers or sellers harmed in the transactions.

II.	Criminal and Civil Liability for Tipping

An Insider may also be criminally and civilly liable for transactions by any person based upon Material Nonpublic Information regarding the Company disclosed by an Insider or upon recommendations or expressed opinions by the Insider about the purchase or sale of Company securities in reliance upon Material Nonpublic Information. The SEC has, in the past, imposed large penalties on persons who tipped Material Nonpublic Information, even when the tipper did not profit personally from the transaction. The SEC and the U.S. stock exchanges utilize sophisticated electronic surveillance techniques to uncover insider trading based upon tipping of Material Nonpublic Information.

III.	Possible Disciplinary Action by the Company for Trading on or Tipping Material Nonpublic Information

An Insider who violates this Policy also may be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s stock-based plans, loss of other benefits, reprimand or termination of employment.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies when the Material Nonpublic Information is obtained in the course of employment with, or services performed on behalf of, the Company. Criminal or civil penalties and internal disciplinary actions, up to and including possible termination of employment, may result from trading on or tipping others about Material Nonpublic Information regarding other companies. An Insider must treat Material Nonpublic Information concerning other companies in the same manner as it would treat Material Nonpublic Information relating directly to the Company.

Exhibit B-7

Further Inquiries

The Company is pleased to answer any questions that Insiders may have with respect to any of the matters set forth in this Policy. All such questions should be directed to the Chief Executive Officer or the Chief Financial Officer.

Exhibit B-8

EXHIBIT C

Dated September 29, 2011

Medgenics, Inc.

Anti-corruption and Bribery Policy

Contents

Clause

1.	Policy statement	1
2.	Who is covered by the policy?	2
3.	What is bribery?	2
4.	Gifts and hospitality	2
5.	What is not acceptable?	3
6.	Facilitation payments and kickbacks	4
7.	Donations	4
8.	Your responsibilities	4
9.	Record-keeping	5
10.	How to raise a concern	5
11.	What to do if you are a victim of bribery or corruption	5
12.	Protection	5
13.	Training and communication	6
14.	Who is responsible for the policy?	6
15.	Monitoring and review	6
16.	Inconsistencies between the Code of Business Conduct and Ethics and this
	Anti-Corruption and Bribery Policy	7

Schedules

Schedule 1	Potential risk scenarios: "red flags"	8

Schedule 2	Whistleblowing Policy	9

1.	Policy statement

1.1
It is our policy to conduct all of our business in an honest and ethical manner. We take a zero-tolerance approach to bribery and corruption and are committed to acting professionally, fairly and with integrity in all our business dealings and relationships wherever we operate and implementing and enforcing effective systems to counter bribery.

1.2
We will uphold all laws relevant to countering bribery and corruption in all the jurisdictions in which we operate. Due to our listing on AIM in London and the conduct of certain of our business in the UK, we are bound by the laws of the UK, including the Bribery Act 2010, in respect of our conduct.

1.3	The purpose of this policy is to:

(a)	set out our responsibilities, and of those working for us, in observing and upholding our position on bribery and corruption; and

(b)	provide information and guidance to those working for us on how to recognise and deal with bribery and corruption issues.

1.4
Under UK law, bribery and corruption are punishable for individuals by up to ten years' imprisonment and if we are found to have taken part in corruption we could face an unlimited fine, be excluded from tendering for public contracts and face damage to our reputation. We therefore take our legal responsibilities very seriously.

1.5
We have identified that the following are some, but not all, of the particular risks for our business: procurement of intellectual property licences; procurement of goods and services; payments of commission or fees for procurement; dealings with governmental agencies in relation to the licencing and approval of our products; seeking and negotiation collaboration/partnerships/out-licensing opportunities in relation to the exploitation of our technology; approval and implementation of clinical trials and other scientific studies and the procurement of patients for such trials and studies.  To address those risks we have adopted this policy and the recording and reporting procedures set out in this policy.  We have provided a copy of this policy to each of our employees and agents and required each of them to give a written acknowledgement of receipt and to confirm that they will comply with the requirements of this policy.

1.6
In this policy, third party means any individual or organisation you come into contact with during the course of your work for us, and includes actual and potential clients, customers, suppliers, distributors, business contacts, agents, advisers, and government and public bodies, including their advisors, representatives and officials, politicians and political parties.

Exhibit C-1

2.	Who is covered by the policy?

This policy applies to all individuals working at all levels and grades, including senior managers, officers, directors, employees (whether permanent, fixed-term or temporary), consultants, contractors, trainees, seconded staff, homeworkers, casual workers and agency staff, volunteers, interns, agents, sponsors, or any other person associated with us, or any of our subsidiaries or their employees, wherever located (collectively referred to as workers in this policy).

3.	What is bribery?

A bribe is an inducement or reward offered, promised or provided in order to gain any commercial, contractual, regulatory or personal advantage.

Examples:

Offering a bribe

You offer a potential client tickets to a major sporting event, but only if they agree to do business with us.

This would be an offence under UK law as you are making the offer to gain a commercial and contractual advantage. We may also be found to have committed an offence because the offer has been made to obtain business for us. It may also be an offence for the potential client to accept your offer.

Receiving a bribe

A supplier gives your nephew a job, but makes it clear that in return they expect you to use your influence in our organisation to ensure we continue to do business with them.

It is an offence under UK law for a supplier to make such an offer.  It would be an offence for you to accept the offer as you would be doing so to gain a personal advantage.

Bribing a foreign official

You arrange for the business to pay an additional payment to a foreign official to speed up an administrative process, such as clearing our goods through customs.

The UK offence of bribing a foreign public official has been committed as soon as the offer is made. This is because it is made to gain a business advantage for us. We may also be found to have committed an offence.

4.	Gifts and hospitality

4.1	This policy does not prohibit normal and appropriate hospitality (given and received) to or from third parties.

4.2	The giving or receipt of gifts is not prohibited, if the following requirements are met:

Exhibit C-2

(a)
it is not made with the intention of influencing a third party to obtain or retain business or a business advantage, or to reward the provision or retention of business or a business advantage, or in explicit or implicit exchange for favours or benefits;

(b)	it complies with local law;

(c)	it is given in our name, not in your name;

(d)	it does not include cash or a cash equivalent (such as gift certificates or vouchers);

(e)	it is appropriate in the circumstances. For example, in the UK it is customary for small gifts to be given at Christmas time;

(f)	taking into account the reason for the gift, it is of an appropriate type and value and given at an appropriate time;

(g)	it is given openly, not secretly; and

(h)	gifts should not be offered to, or accepted from, government officials or representatives, or politicians or political parties, without the prior approval of the compliance manager.

4.3
We appreciate that the practice of giving business gifts varies between countries and regions and what may be normal and acceptable in one region may not be in another. The test to be applied is whether in all the circumstances the gift or hospitality is reasonable and justifiable. The intention behind the gift should always be considered.

5.	What is not acceptable?

It is not acceptable for you (or someone on your behalf) to:

(a)	give, promise to give, or offer, a payment, gift or hospitality with the expectation or hope that a business advantage will be received, or to reward a business advantage already given;

(b)	give, promise to give, or offer, a payment, gift or hospitality to a government official, agent or representative to "facilitate" or expedite a routine procedure;

(c)	accept payment from a third party that you know or suspect is offered with the expectation that it will obtain a business advantage for them;

(d)	accept a gift or hospitality from a third party if you know or suspect that it is offered or provided with an expectation that a business advantage will be provided by us in return;

(e)	threaten or retaliate against another worker who has refused to commit a bribery offence or who has raised concerns under this policy; or

(f)	engage in any activity that might lead to a breach of this policy.

Exhibit C-3

6.	Facilitation payments and kickbacks

6.1
We do not make, and will not accept, facilitation payments or "kickbacks" of any kind. Facilitation payments are typically small, unofficial payments made to secure or expedite a routine government action by a government official. They are not commonly paid in the UK, but may be common in some other jurisdictions in which we operate.

6.2
If you are asked to make a payment on our behalf, you should always be mindful of what the payment is for and whether the amount requested is proportionate to the goods or services provided. You should always ask for a receipt which details the reason for the payment. If you have any suspicions, concerns or queries regarding a payment, you should raise these with the compliance manager.

6.3
Kickbacks are typically payments made in return for a business favour or advantage.  All workers must avoid any activity that might lead to, or suggest, that a facilitation payment or kickback will be made or accepted by us.

7.	Donations

We may from time to time make contributions to political parties, but these are never made in an attempt to influence any decision or gain a business advantage and are always publically disclosed. We may from time to time make charitable donations that are legal and ethical under local laws and practices. No political contribution or donation must be offered or made without the prior approval of the compliance manager.

8.	Your responsibilities

8.1	You must ensure that you read, understand and comply with this policy.

8.2
The prevention, detection and reporting of bribery and other forms of corruption are the responsibility of all those working for us or under our control. All workers are required to avoid any activity that might lead to, or suggest, a breach of this policy.

8.3
You must notify the compliance manager as soon as possible if you believe or suspect that a conflict with this policy has occurred, or may occur in the future.  For example, if a client or potential client offers you something to gain a business advantage with us, or indicates to you that a gift or payment is required to secure their business. Further "red flags" that may indicate bribery or corruption are set out in the Schedule 1.

8.4
Any employee who breaches this policy will face disciplinary action, which could result in dismissal for gross misconduct. We reserve our right to terminate our contractual relationship with other workers if they breach this policy.

Exhibit C-4

9.	Record-keeping

9.1	We must keep financial records and have appropriate internal controls in place which will evidence the business reason for making payments to third parties.

9.2	You must declare and keep a written record of all hospitality or gifts accepted or offered, which will be subject to managerial review.

9.3
You must ensure all expenses claims relating to hospitality, gifts or expenses incurred to third parties are submitted in accordance with our expenses policy and specifically record the reason for the expenditure.

9.4
All accounts, invoices, memoranda and other documents and records relating to dealings with third parties, such as clients, suppliers and business contacts, should be prepared and maintained with strict accuracy and completeness. No accounts must be kept "off-book" to facilitate or conceal improper payments.

10.	How to raise a concern

You are encouraged to raise concerns about any issue or suspicion of malpractice at the earliest possible stage. If you are unsure whether a particular act constitutes bribery or corruption, or if you have any other queries, these should be raised with the compliance manager. Concerns should be reported by following the procedure set out in our Whistleblowing Policy. A copy of our Whistleblowing Policy can be found at Schedule 2.

11.	What to do if you are a victim of bribery or corruption

It is important that you tell the compliance manager as soon as possible if you are offered a bribe by a third party, are asked to make one, suspect that this may happen in the future, or believe that you are a victim of another form of unlawful activity.

12.	Protection

12.1
Workers who refuse to accept or offer a bribe, or those who raise concerns or report another's wrongdoing, are sometimes worried about possible repercussions. We aim to encourage openness and will support anyone who raises genuine concerns in good faith under this policy, even if they turn out to be mistaken.

12.2
We are committed to ensuring no one suffers any detrimental treatment as a result of refusing to take part in bribery or corruption, or because of reporting in good faith their suspicion that an actual or potential bribery or other corruption offence has taken place, or may take place in the future. Detrimental treatment includes dismissal, disciplinary action, threats or other unfavourable treatment connected with raising a concern. If you believe that you have suffered any such treatment, you should inform the compliance manager immediately

Exhibit C-5

13.	Training and communication

13.1	Training on this policy forms part of the induction process for all new workers. All existing workers will receive regular, relevant training on how to implement and adhere to this policy.

13.2
Our zero-tolerance approach to bribery and corruption must be communicated to all suppliers, contractors and business partners at the outset of our business relationship with them and as appropriate thereafter.

14.	Who is responsible for the policy?

14.1	The board of directors has overall responsibility for ensuring this policy complies with our legal and ethical obligations, and that all those under our control comply with it.

14.2
The compliance manager has primary and day-to-day responsibility for implementing this policy, and for monitoring its use and effectiveness. Management at all levels are responsible for ensuring those reporting to them are made aware of and understand this policy and are given adequate and regular training on it.

15.	Monitoring and review

15.1
The Nominating and Corporate Governance Committee of our Board of Directors will monitor the effectiveness and review the implementation of this policy, regularly considering its suitability, adequacy and effectiveness.  Any improvements identified will be made as soon as possible.  Internal control systems and procedures will be subject to regular audits to provide assurance that they are effective in countering bribery and corruption.

15.2	All workers are responsible for the success of this policy and should ensure they use it to disclose any suspected danger or wrongdoing.

15.3	Workers are invited to comment on this policy and suggest ways in which it might be improved. Comments, suggestions and queries should be addressed to the compliance manager.

15.4	This policy does not form part of any employee's contract of employment and it may be amended at any time.

Exhibit C-6

16.	Inconsistencies Between the Code of Business Conduct and Ethics and this Anti-Corruption and Bribery Policy

All workers must comply with both the Company’s Code of Business Conduct and Ethics and this Anti-corruption and bribery policy.  To the extent that the provisions are inconsistent with each other or there exists a conflict between them, it is necessary to take such action, or refrain from taking such action, so as to remain in compliance with both policies. For example, if the Code of Business Conduct and Ethics would permit a course of conduct but this Anti-corruption and bribery policy would prohibit it, the worker must refrain from such course of conduct and vice versa.

Exhibit C-7

Schedule 1 - Potential risk scenarios: "red flags"

The following is a list of possible red flags that may arise during the course of you working for us and which may raise concerns under various anti-bribery and anti-corruption laws. The list is not intended to be exhaustive and is for illustrative purposes only.

If you encounter any of these red flags while working for us, you must report them promptly to the compliance manager:

(a)	you become aware that a third party engages in, or has been accused of engaging in, improper business practices;

(b)	you learn that a third party has a reputation for paying bribes, or requiring that bribes are paid to them, or has a reputation for having a "special relationship" with foreign government officials;

(c)	a third party insists on receiving a commission or fee payment before committing to sign up to a contract with us, or carrying out a government function or process for us;

(d)	a third party requests payment in cash and/or refuses to sign a formal commission or fee agreement, or to provide an invoice or receipt for a payment made;

(e)	a third party requests that payment is made to a country or geographic location different from where the third party resides or conducts business;

(f)	a third party requests an unexpected additional fee or commission to "facilitate" a service;

(g)	a third party demands lavish entertainment or gifts before commencing or continuing contractual negotiations or provision of services;

(h)	a third party requests that a payment is made to "overlook" potential legal violations;

(i)	a third party requests that you provide employment or some other advantage to a friend or relative;

(j)	you receive an invoice from a third party that appears to be non-standard or customised;

(k)	a third party insists on the use of side letters or refuses to put terms agreed in writing;

(l)	you notice that we have been invoiced for a commission or fee payment that appears large given the service stated to have been provided;

(m)	a third party requests or requires the use of an agent, intermediary, consultant, distributor or supplier that is not typically used by or known to us; or

(n)	you are offered an unusually generous gift or offered lavish hospitality by a third party.

Exhibit C-8

Schedule 2- Whistleblowing policy

1.	Policy statement

1.1
We are committed to conducting our business with honesty and integrity, and we expect all staff to maintain high standards in accordance with our Code of Conduct. However, all organisations face the risk of things going wrong from time to time, or of unknowingly harbouring illegal or unethical conduct. A culture of openness and accountability is essential in order to prevent such situations occurring or to address them when they do occur.

1.2	The aims of this policy are:

(a)
To encourage staff to report suspected wrongdoing as soon as possible, in the knowledge that their concerns will be taken seriously and investigated as appropriate, and that their confidentiality will be respected.

(b)	To provide staff with guidance as to how to raise those concerns.

(c)	To reassure staff that they should be able to raise genuine concerns in good faith without fear of reprisals, even if they turn out to be mistaken.

1.3	This policy takes account of the Whistleblowing Arrangements Code of Practice issued by the British Standards Institute and Public Concern at Work.

1.4	This policy does not form part of any employee's contract of employment and it may be amended at any time.

2.	Who is covered by this policy?

This policy applies to all individuals working at all levels of the organisation, including senior managers, officers, directors, employees, consultants, contractors, trainees, homeworkers, part-time and fixed-term workers, casual and agency staff and volunteers (collectively referred to as staff in this policy).

3.	What is whistleblowing?

3.1	Whistleblowing is the disclosure of information which relates to suspected wrongdoing or dangers at work. This may include:

(a)	criminal activity;

(b)	miscarriages of justice;

(c)	danger to health and safety;

(d)	damage to the environment;

Exhibit C-9

(e)	failure to comply with any legal or professional obligation or regulatory requirements;

(f)	bribery;

(g)	financial fraud or mismanagement;

(h)	negligence;

(i)	breach of our internal policies and procedures;

(j)	conduct likely to damage our reputation;

(k)	unauthorised disclosure of confidential information;

(l)	the deliberate concealment of any of the above matters.

3.2
A whistleblower is a person who raises a genuine concern in good faith relating to any of the above. If you have any genuine concerns related to suspected wrongdoing or danger affecting any of our activities (a whistleblowing concern) you should report it under this policy.

3.3	This policy should not be used for complaints relating to your own personal circumstances, such as the way you have been treated at work.

3.4	If you are uncertain whether something is within the scope of this policy you should seek advice from the compliance manager, whose contact details are at the end of this policy.

4.	Raising a whistleblowing concern

4.1
We hope that in many cases you will be able to raise any concerns with your manager. You may tell them in person or put the matter in writing if you prefer. They may be able to agree a way of resolving your concern quickly and effectively. In some cases they may refer the matter to the compliance manager.

4.2
However, where the matter is more serious, or you feel that your manager has not addressed your concern, or you prefer not to raise it with them for any reason, you should contact one of the following:

(a)	The compliance manager

(b)	The CEO

(c)	The Chairman.

Contact details are set out at the end of this policy.

4.3
We will arrange a meeting with you as soon as possible to discuss your concern. You may bring a colleague or union representative to any meetings under this policy. Your companion must respect the confidentiality of your disclosure and any subsequent investigation.

Exhibit C-10

4.4	We will take down a written summary of your concern and provide you with a copy after the meeting. We will also aim to give you an indication of how we propose to deal with the matter.

5.	Confidentiality

5.1
We hope that staff will feel able to voice whistleblowing concerns openly under this policy. However, if you want to raise your concern confidentially, we will make every effort to keep your identity secret. If it is necessary for anyone investigating your concern to know your identity, we will discuss this with you.

5.2
We do not encourage staff to make disclosures anonymously. Proper investigation may be more difficult or impossible if we cannot obtain further information from you. It is also more difficult to establish whether any allegations are credible and have been made in good faith. Whistleblowers who are concerned about possible reprisals if their identity is revealed should come forward to the compliance officer or one of the other contact points listed in paragraph 0 and appropriate measures can then be taken to preserve confidentiality.

6.	External disclosures

6.1
The aim of this policy is to provide an internal mechanism for reporting, investigating and remedying any wrongdoing in the workplace. In most cases you should not find it necessary to alert anyone externally.

6.2
The law recognises that in some circumstances it may be appropriate for you to report your concerns to an external body such as a regulator. It will very rarely if ever be appropriate to alert the media. We strongly encourage you to seek advice before reporting a concern to anyone external.

6.3
Whistleblowing concerns usually relate to the conduct of our staff, but they may sometimes relate to the actions of a third party, such as a customer, supplier or service provider, business partners, etc. The law allows you to raise a concern in good faith with a third party, where you reasonably believe it relates mainly to their actions or something that is legally their responsibility. However, we encourage you to report such concerns internally first. You should contact your or one of the other individuals set out in paragraph 0 for guidance.

7.	Investigation and outcome

7.1
Once you have raised a concern, we will carry out an initial assessment to determine the scope of any investigation. We will inform you of the outcome of our assessment. You may be required to attend additional meetings in order to provide further information.

7.2
In some cases we may appoint an investigator or team of investigators including staff with relevant experience of investigations or specialist knowledge of the subject matter. The investigator(s) may make recommendations for change to enable us to minimise the risk of future wrongdoing.

Exhibit C-11

7.3
We will aim to keep you informed of the progress of the investigation and its likely timescale. However, sometimes the need for confidentiality may prevent us giving you specific details of the investigation or any disciplinary action taken as a result. You should treat any information about the investigation as confidential.

7.4	If we conclude that a whistleblower has made false allegations maliciously, in bad faith or with a view to personal gain, the whistleblower will be subject to disciplinary action.

8.	If you are not satisfied

8.1	While we cannot always guarantee the outcome you are seeking, we will try to deal with your concern fairly and in an appropriate way. By using this policy you can help us to achieve this.

8.2	If you are not happy with the way in which your concern has been handled, you can raise it with one of the other key contacts in paragraph 0.

9.	Protection and support for whistleblowers

9.1
It is understandable that whistleblowers are sometimes worried about possible repercussions. We aim to encourage openness and will support staff who raise genuine concerns in good faith under this policy, even if they turn out to be mistaken.

9.2
Staff must not suffer any detrimental treatment as a result of raising a concern in good faith. Detrimental treatment includes dismissal, disciplinary action, threats or other unfavourable treatment connected with raising a concern. If you believe that you have suffered any such treatment, you should inform the compliance officer immediately.

9.3	Staff must not threaten or retaliate against whistleblowers in any way. Anyone involved in such conduct will be subject to disciplinary action.

10.	Responsibility for the success of this policy

10.1	The board of directors has overall responsibility for this policy, and for reviewing the effectiveness of actions taken in response to concerns raised under this policy.

10.2
The compliance manager has day-to-day operational responsibility for this policy, and must ensure that all managers and other staff who may deal with concerns or investigations under this policy receive regular and appropriate training.

Exhibit C-12

10.3	The compliance manager, in conjunction with the board of directors and should review this policy from a legal and operational perspective at least once a year.

10.4
All staff are responsible for the success of this policy and should ensure that they use it to disclose any suspected danger or wrongdoing. Staff are invited to comment on this policy and suggest ways in which it might be improved. Comments, suggestions and queries should be addressed to the compliance manager.

11.	Contacts

Compliance manager	Clarence “Butch” Dellio 1-415-568-2245 butch.dellio@medgenics.com
CEO	Andrew L. Pearlman +972-4-9028900 andy@medgenics.com
Chairman of the board of directors	Eugene A. Bauer 1-415-568-2246 eugene.bauer@medgenics.com

Exhibit C-13

Medgenics, Inc.

Anti-Corruption and Bribery Policy

Acknowledgement Form

Medgenics’ Anti-Corruption and Bribery Policy has been prepared to provide you with the policies relevant to personal conduct in performance of duties and dealing with customers, suppliers and government official in relation to Medgenics.  As a worker (as defined in Paragraph 2 of the Policy), it is your responsibility to be aware of these guidelines and to conduct yourself in a manner that satisfies these requirements. When reading this Policy, you are encouraged to bring any questions to the attention of the compliance manager who will ensure that they are answered.

Any employee who breaches this Policy will face disciplinary action, which could result in dismissal.  We reserve our right to terminate our contractual relationship with other workers or third parties if they breach this Policy.

Acknowledgement by worker:

I understand that a record of my signature to this form of acknowledgement will be kept by Medgenics.

I confirm that I have received a copy of this Medgenics, Inc. Anti-Corruption and Bribery Policy and undertake to review and carefully consider the same and to comply with its requirements.

Worker’s Name (Printed or Typed)

Worker’s Signature	Date

Exhibit C-14